Exhibit 10.1
ASSET PURCHASE AGREEMENT
     This Asset Purchase Agreement (the “Agreement”) shall be effective as of December 17 2009 (the “Effective Date”), by and between Famous Dave’s of America, Inc., a Minnesota corporation, or its designee (“Purchaser”), and North Country BBQ Ventures, Inc., a Delaware corporation (“NC BBQ”), North Country BBQ Ventures (Smithtown), LLC, a Delaware limited liability company (“Smithtown”), North Country BBQ Ventures (Westbury), LLC, a Delaware limited liability company (“Westbury”), North Country BBQ Ventures (Mountainside), LLC, a Delaware limited liability company (“Mountainside”), North Country BBQ Ventures (Brick), LLC, a Delaware limited liability company (“Brick”), North Country B.B.Q. Ventures (Hamilton), LLC, a Delaware limited liability company (“Hamilton”), North Country BBQ Ventures (New Brunswick), LLC, a Delaware limited liability company (“New Brunswick”), North Country BBQ Ventures (Manchester), LLC, a Delaware limited liability company (“Manchester”), North Country BBQ Ventures (Woodbridge), LLC, a Delaware limited liability company (“Metuchen”), North Country BBQ Ventures (Hillsborough), LLC, a Delaware limited liability company (“Hillsborough”) (NC BBQ, Smithtown, Westbury, Mountainside, Brick, Hamilton, New Brunswick, Manchester, Metuchen and Hillsborough are hereinafter each referred to individually as a “Seller” and collectively as the “Sellers”).
RECITALS
     A. Sellers conduct the business of the ownership and operation of nine restaurants that utilize the “Famous Dave’s” system and trademarks at the locations identified below (each referred to individually as a “Restaurant” and collectively as the “Restaurants”; the operation of the Restaurants, excluding the operation of any Excluded Restaurant (as defined below), is referred to herein as the “Business”). In connection with the Business, Purchaser and each of the Sellers identified below are parties to those certain Franchise Agreements of various dates identified below (as amended from time to time, each referred to individually as a “Franchise Agreement” and collectively as the “Franchise Agreements”):

Restaurant Location	Party to Agreement	Date of Agreement

720 Smithtown Bypass, Smithtown, New York	Smithtown	June 17, 2004

1050 Corporate Drive, Westbury, New York	Westbury	December 17, 2004

1443 Route 22 East, Mountainside, New Jersey	Mountainside	August 16, 2001

950 Cedar Bridge Avenue, Brick Township, New Jersey	Brick	November 20, 2002

4215 Black Horse Pike, Hamilton (Mays Landing), New Jersey	Hamilton	October 10, 2003

23 U.S. Highway, Route 1 South, New Brunswick, New Jersey	New Brunswick	October 10, 2003

1707 S. Willow Street, Manchester, New Hampshire	Manchester	June 24, 2004

53 Lafayette Avenue, Metuchen, New Jersey	Metuchen	June 29, 2006

315 Route 206, Hillsborough, New Jersey	Hillsborough	November 20, 2002
     B. On or about December 18, 2009, each of the Sellers intends to file a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court, District of New Jersey (the “Bankruptcy Court”). Sellers will seek to have their chapter 11 cases (the “Bankruptcy Cases”) jointly administered under NC BBQ’s bankruptcy case for administrative purposes only. After filing the Bankruptcy Cases, Sellers shall continue to operate the

Businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.
     C. Sellers desire to sell, and Purchaser desires to purchase, substantially all of the assets of Sellers used in the operation of the Restaurants in accordance with the terms and subject to the conditions set forth herein.
AGREEMENT
     Now, Therefore, in consideration of the foregoing premises which are hereby incorporated by reference and made a part of this Agreement, the mutual covenants and conditions contained herein, and for other consideration the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
Article 1
Definitions
     In addition to capitalized terms otherwise defined herein, the following terms shall have the meanings specified below.
     “Assigned Contracts” means the Contracts listed on Schedule 2.1(b) to be assumed by Sellers and assigned to Purchaser or its designee under Section 365 of the Bankruptcy Code, as such schedule may be amended from time to time prior to the Closing Date pursuant to Section 2.5.
     “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B.
     “Assumed Liabilities” has the meaning set forth in Section 2.4.
     “Avoidance Claims” means any and all claims or causes of action under Chapter 5 of the Bankruptcy Code.
     “Auction” means the auction contemplated by the Sale Procedures Order.
     “Bankruptcy Cases” has the meaning set forth in the Recitals.
     “Bankruptcy Code” has the meaning set forth in the Recitals.
     “Bankruptcy Court” has the meaning set forth in the Recitals.
     “Bill of Sale” means the Bill of Sale in substantially the form attached hereto as Exhibit A.
     “Books and Records” means the books and records held for use in the conduct of the Business including, but not limited to, all personnel records, but excluding Sellers’ corporate records and any documents not related to any of the Purchased Assets.
     “Break-Up Fee” means an amount equal to $150,000, which shall, subject to Bankruptcy Court approval, be paid out of the proceeds of a sale of the Purchased Assets to a Person other than Purchaser as an allowed administrative claim in the Bankruptcy Cases, pursuant to Sections 503(b) and 507(a)(2) of the Bankruptcy Code; provided, however, that the amount of the Break-Up Fee shall be $250,000 in the event that (i) Purchaser is not the approved purchaser of the Purchased Assets as a result of being outbid at the Auction, and (ii) the Franchise Agreements for the Restaurants (excluding any Franchise Agreement for an Excluded Restaurant) are not assumed by Sellers and assigned to such winning bidder at the Auction.
     “Business” has the meaning set forth in the Recitals.
     “Business Day” means any day of the year on which national banking institutions in the State of New Jersey are open to the public for conducting business and are not required or authorized to close.
     “Closing” has the meaning set forth in Section 4.1.
     “Closing Date” has the meaning set forth in Section 4.1.
     “Closing Deadline” has the meaning set forth in Section 4.4.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Competing Agreement” has the meaning set forth in Section 7.3.
     “Contemplated Transactions” has the meaning set forth in Section 4.1.
     “Contract” means any agreement, contract obligation, promise, or undertaking, whether written or oral, to which any Seller is a party or otherwise bound.
     “Cure Amount” or “Cure Amounts” means, as to each Assigned Contract, the amount required to be paid pursuant to Section 365(b) of the Bankruptcy Code in connection with the assumption by Sellers of such Assigned Contract as reported on a schedule to be filed with the Bankruptcy Court at least three (3) Business Days prior to the hearing for the approval of the Sale Order, which schedule shall be determined by the mutual agreement of the parties hereto and/or by agreement of the contract counterparties, in all such cases as determined by Final Order of the Bankruptcy Court.
     “Effective Date” has the meaning set forth in the preamble.
     “Encumbrance” means any lien, mortgage, pledge, security interest, easement, encumbrance, third party interest, or other restriction or limitation of any kind.
     “Environmental Law” has the meaning set forth in Section 5.15.
     “Excluded Assets” has the meaning set forth in Section 2.2.
     “Excluded Restaurant” has the meaning set forth in Article 9.
     “Final Order” means an order of the Bankruptcy Court which is not subject to any stay of its effectiveness or motion for reargument or rehearing and (i) as to which the time to appeal or petition for certiorari has expired and as to which no timely appeal, or petition for certiorari shall then be pending; or (ii) if a timely appeal or writ of certiorari thereof has been sought, the order shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or reargument or rehearing on remand shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for modification of such order, or move for reargument or rehearing shall have expired.
     “Franchise Agreement” or “Franchise Agreements” has the meaning set forth in the Recitals.

     “Governmental Authority” means any federal, state or local government, governmental authority, or regulatory or administrative authority or any court, tribunal, or judicial body having jurisdiction.
     “Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued or granted by or under the authority of any Governmental Authority.
     “Law” means any federal, state, local, municipal, or foreign law, ordinance, rule, regulation, statute or treaty.
     “Lease Amendment” has the meaning set forth in Section 8.3.
     “Order” means any award, writ, injunction, judgment, order, or decree entered, issued, made or rendered by any Governmental Authority.
     “Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the operating agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; and (iii) any amendment to any of the foregoing.
     “Person” means any individual, partnership, corporation, limited liability company, joint stock company, joint venture, estate, trust, association, unincorporated organization, Governmental Authority, or other entity.
     “Purchase Consideration” has the meaning set forth in Section 3.1.
     “Purchased Assets” has the meaning set forth in Section 2.1.
     “Purchaser” has the meaning set forth in the preamble.
     “Real Estate Lease” or “Real Estate Leases” means the lease agreements for the real property on which the Restaurants are located.
     “Restaurant” or “Restaurants” has the meaning set forth in the Recitals.
     “Seller Employment Obligations” has the meaning set forth in Section 8.4.
     “Sale Order” has the meaning set forth in Section 7.5.
     “Sale Procedures Order” has the meaning set forth in Section 7.3.
     “Seller” or “Sellers” have the meaning set forth in the preamble.
     “Tax” or “Taxes” means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated, or other similar tax, duty, levy, or other governmental charge or assessment or deficiency thereof (including all interest and penalties thereon and additions thereto whether disputed or not) and (ii) any transferee liability in respect of any items described in clause (i) above.
     “Transaction Documents” means any agreements, instruments, or documents entered into, delivered or required to be delivered pursuant to this Agreement.
     “Transfer Taxes” has the meaning set forth in Section 8.5.
     “Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.
Article 2
Purchase and Sale of Assets
     2.1 Purchased Assets. On the terms and conditions of this Agreement, Sellers hereby agree to sell, transfer, convey and deliver to Purchaser, and Purchaser hereby agrees to purchase from Sellers, on and as of the Closing Date, all property and assets of Sellers, of every kind and description, real or personal, tangible or intangible, used in the operation of the Business, not including the Excluded Assets (the “Purchased Assets”). The Purchased Assets shall include, without limitation, the following:
     (a) all furniture, fixtures, equipment, smallwares, machinery, computers, point of sale hardware and software, décor items, memorabilia and other tangible personal property used or held in the Business including, but not limited to, all of the personal property described in Schedule 2.1(a);
     (b) all right, title and interest of Sellers in and to all Real Estate Leases (excluding any Real Estate Lease for an Excluded Restaurant), all Franchise Agreements (excluding any Franchise Agreement for an Excluded Restaurant), and all other Assigned Contracts identified on Schedule 2.1(b);
     (c) all inventory, raw materials and supplies of the Business, wherever located, including but not limited to all rights of Sellers as to all suppliers associated with the Business, together with all uniforms, paper goods and promotional items used by Sellers in the operation of the Business;
     (d) unlimited access to during reasonable business hours and Purchaser’s ability to make copies of the Books and Records for up to six (6) months after the Closing Date;
     (e) all rights of Sellers under any warranty or guarantee by any manufacturer, supplier or other transferor of the Purchased Assets for the Business;
     (f) all of the intangible rights and property used in Sellers’ conduct of the Business, including without limitation, Sellers’ intellectual property rights to technology, licenses, construction or plans, drawings, memos, blueprints, and other work product of consultants or architects, telephone numbers, telecopy numbers and e-mail addresses and listings relating to the Business;
     (g) to the extent legally transferable, all permits, licenses and approvals received from any governmental entity for the Business;

     (h) all leasehold improvements, signage and prepaid deposits in the possession of the applicable non-Seller counterparties for the Business;
     (i) all rights, claims and causes of action of Sellers against third parties relative to the Purchased Assets and the proceeds thereof, excluding Avoidance Claims, tort claims against Sellers’ current and former officers and directors, rights, claims and causes of action relating to any Excluded Restaurant, credit card payments that are in process and that originate from sales occurring prior to and including the Closing Date, and claims giving rise to Sellers’ rights of set off with respect to its creditors; and
     (j) any and all other properties, assets and rights of Sellers which are used in Sellers’ conduct of the Business and are not expressly listed or referred to in Section 2.2 below.
     Effective as of the Closing Date, Sellers will transfer the Purchased Assets to Purchaser in accordance with this Agreement by delivering the Transaction Documents together with all required consents of any and all third parties, free and clear of all Taxes, Encumbrances or any other adverse claims of any kind.
     2.2 Excluded Assets. The following property and assets of Sellers are excluded from the sale to Purchaser (the “Excluded Assets”):
     (a) Sellers’ rights arising under this Agreement;
     (b) Sellers’ corporate records and any documents not related to any of the Purchased Assets;
     (c) cash and any cash equivalents;
     (d) accounts receivable resulting from retail sales by Sellers in the ordinary course of business prior to the Closing Date;
     (e) any Contracts not specifically identified on Schedule 2.1(b) or not otherwise designated an Assigned Contract pursuant to the procedures described herein;
     (f) all assets of Sellers (including without limitation assets of the nature identified in Section 1.1) that are used exclusively in the operation of a Restaurant that is or becomes an Excluded Restaurant;
     (g) rights, claims and causes of action relating to any Excluded Restaurant, Avoidance Actions, tort claims against Sellers’ current and former officers and directors, credit card payments that are in process and that originate from sales occurring prior to and including the Closing Date, and claims giving rise to Sellers’ rights of set off with respect to its creditors, and
     (h) all assets of Sellers not related to the Business.
     2.3 Proration of Income and Expenses. To the extent assumed by Purchaser and except as otherwise provided herein, all deposits, reserves, income and expenses relating to the conduct of the business and operations of Sellers shall be prorated between Purchaser and Sellers in accordance with generally accepted accounting principles as of 11:59 p.m. prevailing Eastern time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all utility expenses, insurance premiums, amounts due or to become due under all lease payments, real estate taxes (if any) and similar prepaid and deferred items.

     2.4 Assumed Liabilities. Except as otherwise provided herein, Purchaser shall not and does not assume any liabilities or obligations of Sellers. Sellers shall be solely liable for all Taxes, liabilities and obligations arising from ownership of the Purchased Assets, operation of the Business and incidents and occurrences prior to the Closing Date, whether or not reflected in Sellers’ books and records and whether or not such incidents or occurrences first became known following the Closing Date. Purchaser shall be solely liable for all Taxes, liabilities and obligations arising from ownership of the Purchased Assets, operation of the Business and incidents and occurrences beginning on the first day following the Closing Date and thereafter (the “Assumed Liabilities”). In addition, if the Purchaser is anyone other than Famous Dave’s of America, Inc. or its designee, such Purchaser shall also assume all liability associated with any gift cards issued by Sellers that are outstanding on the Closing Date, and such liability shall constitute part of the “Assumed Liabilities” for purposes of this Agreement.
     2.5 Contract Matters.
     (a) From the date hereof through the date that is ten (10) Business Days prior to the Closing Date, Purchaser shall have the right, by written notice to Sellers, to either (i) designate any Contract not already so designated to be an Assigned Contract or (ii) remove any Contract from Schedule 2.1(b). Schedule 2.1(b) shall be amended to include or remove any Contract as an Assigned Contract. Any Contract removed from Schedule 2.1(b) shall become an Excluded Asset and shall not be an Assigned Contract for all purposes of this Agreement and all liabilities and obligations under such Contract shall constitute Excluded Liabilities for all purposes.
     (b) Sellers may in their sole and absolute discretion, subject to applicable Law, assume, assign, or reject any Contract other than an Assigned Contract at any time, provided, however, that in the event Sellers intend to do so prior to the Closing Date, Sellers shall notify Purchaser of such intent and Purchaser shall have two (2) Business Days to agree to treat said Contract as an Assigned Contract. In the event Purchaser does not agree in writing to treat said Contract as an Assigned Contract within said period, Sellers may assume, assign, or reject such Contract in their sole and absolute discretion at any time.
     (c) Except as otherwise provided in Section 3.1 below, on the Closing Date, Sellers shall pay, from the Purchase Consideration, the appropriate Cure Amount to each counterparty to an Assigned Contract.
     2.6 Assignment of Purchased Assets. To the maximum extent permitted by the Bankruptcy Code, the Purchased Assets that constitute Assigned Contracts shall be assumed and assigned to Purchaser pursuant to Section 365 of the Bankruptcy Code as of the Closing Date or such other date as specified in the Sale Order or in this Agreement, as applicable.
     2.7 Further Assurances. Sellers and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, including executing and delivering such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement; provided, however, that nothing in this Section 2.7 shall prohibit any Seller from ceasing operations or winding up its affairs following the Closing Date.
Article 3
Purchase Consideration
     3.1 Purchase Consideration. Subject to adjustment pursuant to Section 3.3 below, the aggregate consideration for the Purchased Assets shall be $5,000,000.00 (the “Purchase Consideration”). The Purchase Consideration shall be payable on the Closing Date as follows:

     (a) The Cure Amount owing in connection with Sellers’ assumption and assignment to Purchaser of the Franchise Agreements, excluding the Cure Amount owing under the Franchise Agreement for any Excluded Restaurant, shall be credited to and retained by Purchaser;
     (b) The Cure Amount owing in connection with Sellers’ assumption and assignment to Purchaser of the Real Estate Leases, excluding the Cure Amount owing under the Real Estate Lease for any Excluded Restaurant, shall be paid directly to each landlord under the Real Estate Leases; and
     (c) Purchaser shall pay the balance of the Purchase Consideration (the “Cash Consideration”) to Sellers or Sellers’ designee(s) pursuant to instructions to be provided by Sellers to Purchaser on or prior to the Closing Date, or otherwise in accordance with any Final Order entered by the Bankruptcy Court.
     3.2 Disputed Cure Amounts. If, on the Closing Date, the Cure Amount referred to in Section 3.1(a) or (b) is in dispute, Purchaser shall deposit the maximum amount of the alleged Cure Amount into a segregated account pending the entry of a Final Order by the Bankruptcy Court resolving such dispute. Within five (5) Business Days following delivery by Sellers to Purchaser of a Final Order from the Bankruptcy Court approving resolution of any dispute over the actual or claimed Cure Amount, any amount deemed to be a Cure Amount shall be credited to and retained by Purchaser or paid directly to each landlord in accordance with Section 3.1(a) or (b), as applicable, and the balance shall be paid to Sellers or Sellers’ designee(s) in cash pursuant to instructions to be provided by Sellers to Purchaser.
     3.3 Adjustment to Purchase Consideration for Excluded Restaurants. If any of the Real Estate Leases for the Restaurants located at (i) 1707 S. Willow Street, Manchester, New Hampshire, (ii) 53 Lafayette Avenue, Metuchen, New Jersey, or (iii) 315 Route 206, Hillsborough, New Jersey is not amended pursuant to a Lease Amendment in satisfaction of the condition set forth in Section 9.5, and Purchaser elects to declare that such Restaurant is an Excluded Restaurant, then the Purchase Consideration shall be reduced by the amount corresponding to such Restaurant as set forth below:

Reduction to
Restaurant	Purchase Consideration

1707 S. Willow Street, Manchester, New Hampshire	$210,000.00
53 Lafayette Avenue, Metuchen, New Jersey	$240,000.00
315 Route 206, Hillsborough, New Jersey	$40,000.00
     3.4 Allocation. On or before the Closing Date, the Purchase Consideration shall be allocated for tax purposes among the Purchased Assets as set forth on Schedule 3.4 attached hereto. Each party agrees that it will adopt and utilize such allocation for purposes of completing and filing Form 8594 for Federal income tax purposes and no party hereto will voluntarily take any position inconsistent therewith upon examination of their respective Federal tax return, in any claim, litigation or otherwise with respect to such tax return.
Article 4
Closing
     4.1 Closing. The closing (“Closing”) of the transactions contemplated by this Agreement (the “Contemplated Transactions”) shall take place at such place, date and time as the parties may mutually agree no later than three (3) Business Days following the date on which the conditions set forth in Article 9 hereof have been satisfied or waived (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date or time at which the Closing actually occurs is hereinafter referred to as the “Closing Date”; provided, however, that for purposes of this Agreement, the Closing shall be effective as of 12:01 a.m. on the first day following the Closing Date.
     4.2 Closing Deliveries. At the Closing, and subject to the terms and conditions set forth in this Agreement, including without limitation the satisfaction or (if permissible) waiver of the conditions set forth in Article 9 hereof, the parties agree to consummate the transactions described below:
     (a) Sellers shall deliver to Purchaser a certified copy of the Sale Order;
     (b) Sellers will assign and transfer to Purchaser good and valid title in and to the Purchased Assets, free and clear of all Taxes and Encumbrances by delivering to Purchaser a bill of sale in substantially the form attached as Exhibit A (the “Bill of Sale”), and Purchaser will assume the Assumed Liabilities by delivering to Sellers an assignment and assumption agreement in substantially the form attached as Exhibit B (the “Assignment and Assumption Agreement”);
     (c) Sellers shall deliver a certificate of an authorized officer attaching, for each Seller, true and correct copies of all Organizational Documents and resolutions of the directors authorizing the execution and delivery of the Transaction Documents and the entering into and performance of the Contemplated Transactions;
     (d) Sellers shall deliver such other assignments, certificates or instruments as may reasonably be required by Purchaser to effectuate the Contemplated Transactions and to convey to Purchaser all right, title and interest in and to the Purchased Assets; and
     (e) Purchaser will pay the Cash Consideration to Sellers or Sellers’ designee(s) in accordance with Article 3.
     4.3 Transfer of Operations. Purchaser shall be entitled to immediate possession of, and to exercise all rights arising under, the Purchased Assets from and after the time that the Business opens for business at 12:01 a.m. on the first day following the Closing Date, and operation of the Business shall transfer at such time. Except as provided hereby, all profits, losses, liabilities, claims, or injuries arising before such transfer shall be solely to the benefit or the risk of Sellers. All such occurrences after transfer shall be solely to the benefit or the risk of Purchaser. The risk of loss or damage by fire, storm, flood, theft, or other casualty or cause shall be in all respects upon Sellers prior to such transfer and upon Purchaser thereafter.
     4.4 Termination. This Agreement may be terminated as follows:
     (a) by mutual consent of Purchaser and Sellers;
     (b) automatically if Purchaser is not approved by the Bankruptcy Court as the stalking horse purchaser of the Purchased Assets;
     (c) by either Sellers or Purchaser if Purchaser is not approved by the Bankruptcy Court as the purchaser of the Purchased Assets as a result of being outbid at the Auction; or
     (d) by Sellers or Purchaser, respectively, if, prior to the Closing, any condition set forth herein for the benefit of Sellers or Purchaser, respectively, that cannot be cured shall not have been timely satisfied or waived by the party that it benefits; or

     (e) by either Sellers or Purchaser if the Closing has not occurred on or prior to February 28, 2010 (the “Closing Deadline”), for any reason other than the delay or nonperformance of the party or parties seeking such termination; provided, however, that the unavailability of or the scheduling of a later date by the Bankruptcy Court shall extend the Closing Deadline; and provided, further, that the Closing Deadline shall be extended to March 15, 2010, in the event of any delay in the issuance of liquor licenses for the Business;
In the event of termination of this Agreement, each party will return to the other all documents and materials obtained from the other in connection with the Contemplated Transactions, and will not use and will keep confidential all confidential information about the other party obtained pursuant to this Agreement. Termination of this Agreement shall not in any way terminate, limit or restrict the rights and remedies of the non-breaching party against the party who has violated, breached or failed to satisfy any of the agreements, covenants, representations, warranties, conditions or other provisions of this Agreement prior to the termination hereof. Termination of this Agreement shall terminate all obligations of the parties hereunder, except for the obligations under this Section, Sections 7.6 (to the extent applicable), 8.1, 8.8, 10.5 and Section 10.10, and such termination shall not constitute a waiver of any rights of any agreement or covenant in this Agreement occurring prior to such termination. Notwithstanding anything contained in this Section 4.4 or otherwise provided herein, in the event Purchaser breaches its obligation to close, Seller shall have all of its remedies at law and equity, including the right to seek damages.
Article 5
Representations and Warranties of Sellers
     Sellers hereby represent and warrant to Purchaser, as of the Effective Date and as of the Closing Date, as follows:
     5.1 Organization; Good Standing, Etc. NC BBQ is a corporation, and each of the remaining Sellers is a limited liability company, in each case duly organized, and each Seller is validly existing and in good standing under the Laws of the State of Delaware, and, subject to any necessary approval of the Bankruptcy Court, each has the requisite corporate or limited liability company power and authority to carry on its business as it is now being conducted and as it is proposed to be conducted after the transactions contemplated by this Agreement.
     5.2 Business Activities; Subsidiaries. Sellers have performed all acts necessary to operate the Business under applicable Law.
     5.3 Authority. Subject to entry of the Sale Order, the Transaction Documents to which each Seller is a party have been (or shall be as of the Closing Date) duly authorized by all necessary action of the board of directors of the Sellers, are duly executed and delivered by authorized individuals or officers, as applicable, are valid and binding agreements on the part of Sellers and are enforceable against Sellers in accordance with their respective terms.
     5.4 Restrictive Covenants. Except for the Franchise Agreements and the credit agreement with Wells Fargo Bank, N.A., no Seller is a party to, nor are the Purchased Assets bound or affected by, any agreement or document containing any covenant limiting any Seller’s freedom to compete in any line of business or which materially or adversely affects the business practices, operations or conditions of the Business or the continued operation of the Business after the Closing Date on substantially the same basis and on substantially the same terms and conditions as the Business is presently carried on.

     5.5 Actions, Suits and Proceedings. Other than the Bankruptcy Cases and all claims asserted therein, or as otherwise set forth on Schedule 5.5, there are no actions, suits or proceedings pending or threatened against Sellers or any of the Purchased Assets in any court or before any federal, state, municipal or other governmental agency or before any other private or public tribunal or quasi-tribunal which, (a) if decided adversely to Sellers, would have a materially adverse effect upon the Business or Assets, (b) seek to restrain or prohibit the Contemplated Transactions or obtain any damages in connection therewith, or (c) in any way call into question the validity of this Agreement or the other Transaction Documents to be executed and delivered by Sellers. Except as set forth on Schedule 5.5, no Seller is in default with respect to any order of any court or governmental agency entered against it in respect of the Business or the Purchased Assets.
     5.6 No Material Violations. Except as set forth in Schedule 5.6 hereto, no Seller is in violation of any applicable Law, rule or regulation relating to the Business that would reasonably be expected to have a material adverse effect on the Business, and, to the knowledge of Sellers, there are no requests, claims, notices, investigations, demands, administrative proceedings, hearings or other governmental claims against any Seller alleging the existence of any such violation. Sellers have maintained all governmental licenses and permits necessary to operate the Business and is in material compliance with all such licenses and permits.
     5.7 Title; Encumbrances. Except as set forth in Schedule 5.7, Sellers have good and marketable title to all property included in the Purchased Assets. Subject to the Sale Order, immediately after the Closing Date, Purchaser will own all of the rights, title and interest in and to the Purchased Assets, free and clear of all Taxes and Encumbrances.
     5.8 Inventory Level. Sellers shall maintain an inventory level sufficient to run the Business in the ordinary course.
     5.9 Assigned Contracts. Except as set forth on Schedule 5.9 hereto, Sellers and, to the knowledge of Sellers, each other party thereto, has performed all obligations required to be performed under the Assigned Contracts to date, and are not in default under any Assigned Contract. The Assigned Contracts are each in full force and effect and are assignable to Purchaser without the consent of third parties (other than the Bankruptcy Court), and Sellers have not waived or assigned to any other person any of its rights thereunder. True, correct and complete copies of all Assigned Contracts, including all amendments or supplements thereto, have been delivered to Purchaser. All amounts due up through and including the Effective Date under each of the Assigned Contracts have been paid or will be paid pursuant to the Sale Order, and all amounts due up through the Closing Date under each of the Assigned Contracts have been timely paid by Sellers as of the Closing Date or will be paid pursuant to the Sale Order. No Assigned Contract shall prohibit or limit the ability of Purchaser to engage in any business activity or compete with any person in connection with the Business and/or other activities of the Purchaser.
     5.10 Taxes. Except as set forth in Sellers’ schedules filed in the Bankruptcy Cases, Sellers have paid all Taxes, including federal, state and local income, profits, franchise, sales, use, property, excise, payroll, withholding, unemployment and other taxes and assessments (including interest and penalties) relating to or for Sellers, the Purchased Assets or the Business, in each case to the extent that such have become due and are not being contested in good faith. No audits, suits, actions, claims, investigations, inquiries, or proceedings are pending with respect to any tax liabilities of Sellers. All applicable sales and use Taxes shall be paid out of the proceeds of the sale as an allowed administrative claim in the Bankruptcy Cases, pursuant to Sections 503(b) and 507(a)(2) of the Bankruptcy Code.
     5.11 Labor and Employment Agreements. Sellers represent and warrant that no Seller is a party to any collectively bargained agreements with any union, collective bargaining agent or other entity regarding Sellers’ Employment Obligations and/or Sellers’ employees. Additionally, no Seller is a party to any other material written or oral agreement with any person that would provide one or more of Sellers’ employees with rights to employment, severance pay, profit sharing, deferred compensation, bonuses, stock options, stock-purchase rights, pensions, retainers, consulting rights or payments, retirement plans, health care rights (including without limitation, dental care), vacation benefits, sick leave benefits, incentive pay, holiday leave, salary continuation for any reason, and/or other rights or benefits of employment. Further, Sellers represent and warrant that no Seller is a party to any other plan, agreement, arrangement or commitment to provide benefits of any type to any of Sellers’ employees or independent contractors. Specifically, but without limiting the breadth of the foregoing representations and warranties, Sellers represent and warrant that:
     (a) Except as set forth in Sellers’ schedules filed in their Bankruptcy Cases, Sellers have complied in all material respects with all applicable Laws, rules and regulations relating to the employment of their employees, the Sellers’ Employment Obligations and the termination of any of Sellers’ employees, including but not limited to those relating to wages, hours, and the payment and withholding of taxes and other sums as required by appropriate governmental authorities;
     (b) No trade union, council of trade unions, affiliated bargaining agency, employee bargaining agency or labor organization has bargaining rights, or has claimed to have bargaining rights, on behalf of any of Sellers’ present or former employees;
     (c) Seller is not aware of any person who has asserted any charge, complaint, claims or demands against any Seller related to that person’s present or former employment with such Seller, including without limitation any claims for discrimination, harassment, retaliation, breach of any contract, breach of any duty of good faith and fair dealing, breach of any duty allegedly owed by such Seller, invasion of privacy, interference with contract or with prospective business advantage, or any other state, local or federal common Law claim or cause of action; and
     (d) No Seller is aware of any present or former employee who is or has within the past three years violated any covenant not to compete with any Seller, any agreement to maintain the confidentiality of Sellers’ Business information, and/or any violation of any duty owed by the present or former employee to any Seller.
     5.12 Pension and Welfare Plans.
     (a) Sellers represent and warrant that there are no employee-benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including without limitation each group insurance and self-insured health plan, severance-pay plan, non-qualified deferred-compensation plan and retirement plan intended to be qualified under Code Section 401(a), and that is maintained or contributed to by Sellers for their employees engaged in the operation of the Business, former employees of the Business and/or dependents and beneficiaries of such employees and/or former employees (collectively, the “ERISA Plans”); and each trust fund maintained by the Sellers or any subsidiary in connection with any such ERISA Plan; and
     (b) Except as described in Schedule 5.12, no Seller maintains any group life insurance or health-benefit coverage for former employees or directors of Sellers, other than group life insurance or health-benefit coverage mandated by applicable Law. Sellers have timely complied with all of its “COBRA” obligations under ERISA Section 602, Code Section 4980B and applicable state insurance Laws.

     5.13 Environmental Matters. To the best of Sellers’ knowledge, Sellers are, and at all times have been, in full compliance with, and have not been in violation of or liable under, any Environmental Law (as defined below) such that non-compliance or violation would reasonably be expected to have a materially adverse effect on the Business or the Purchased Assets. Sellers have no basis to expect, nor has any Seller received, any actual or threatened order, notice or other communication from any governmental agency, office or body, or any private citizen, acting in the public interest, or the current or prior owner or operator of any building in which Sellers conduct the Business, of any actual or potential violations or failure to comply with any Environmental Law. Sellers hold all Environmental Permits (as defined below) necessary for operating the Business and Sellers are in material compliance with all applicable Environmental Permits. All Hazardous Materials and Solid Waste (as each is defined below) on or in the Business have been properly removed and disposed of, and to Sellers’ knowledge no past or present disposal, discharge, spill, or other release of, or treatment, transportation, or other handling of Hazardous Materials or Solid Waste on, in, or off-site from the Business will subject Purchaser, or any subsequent owner, occupant, or operator of the Business, to corrective or compliance action or any other liability. For purposes of this Agreement, the term “Environmental Law” shall mean any legal requirement that requires or relates to: (a) advising appropriate authorities, employees and/or the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions, and the commencement of activities, such as resource extraction or construction, that could have a significant impact on the environment; (b) preventing or reducing to acceptable levels the release or existence of pollutants or hazardous materials or substances in the environment; (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties or groups of private parties for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public property or assets. “Environmental Permits” shall mean all permits, licenses, certificates, approvals, authorizations, regulatory plans or compliance schedules required by applicable Environmental Laws, or issued by a governmental entity pursuant to applicable Environmental Laws, or entered into by agreement of the party to be bound, relating to activities that affect the environment, including without limitation, permits, licenses, certificates, approvals, authorizations, regulatory plans and compliance schedules for air emissions, water discharges, pesticide and herbicide or other agricultural chemical storage, use or application, and Hazardous Material or Solid Waste generation, use, storage, treatment and disposal. “Hazardous Material” shall mean all substances and materials designated as hazardous or toxic as of the date hereof pursuant to any applicable Environmental Law. “Solid Waste” shall mean any garbage, refuse, sludge from a waste treatment plant, water supply treatment plan, or air pollution control facility, and other discarded material, including solid, liquid, semisolid, or contained gaseous material resulting from industrial, commercial, mining, and agricultural operations, and from community activities.
     5.14 Insurance Coverage. Sellers have policies of fire, liability, workers compensation, health and other forms of insurance presently in effect with respect to the Business and the Purchased Assets. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Sellers, of the kinds, in the amounts and against the risks provided for in such policies (which amounts and risks covered are reasonable for Sellers’ business); and no such policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arranging or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. No notice of cancellation or termination has been received with respect to any such policy, and no Seller has knowledge of any act or omission of any Seller which could result in cancellation of any such policy prior to its scheduled expiration date. No Seller has been refused any insurance with respect to any aspect of the operations of the Business nor has any such coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Sellers have duly and timely made all claims it has been entitled to make under each policy of insurance. Copies of such policies and any and all information with respect to such policies requested by Purchaser shall be made available to Purchaser upon Purchaser’s request. All such policies provide “occurrence” as opposed to “claims made” coverage, and provide that they will remain in full force and effect through the Closing Date.
     5.15 Disclosure. The representations and warranties contained in this Article 5 do not contain any untrue or misleading statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 5 not misleading.
     5.16 Warranties Exclusive. The Purchaser acknowledges that the representations and warranties contained in Article 5 are the only representations and warrants given by Sellers and that all other express and implied warranties are disclaimed. Without limiting the foregoing and except as otherwise provided in this Agreement and without waiving any defenses to liability under any Law, Purchaser acknowledges that the Purchased Assets are conveyed “AS IS”, “WHERE IS” and “WITH ALL FAULTS” and that all warranties of merchantability or fitness for a particular purpose are disclaimed. WITHOUT LIMITING THE FOREGOING, THE PURCHASER ACKNOWLEDGES THAT THE SELLERS HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING (A) ANY USE TO WHICH THE PURCHASED ASSETS MAY BE PUT, (B) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE OR SALE OF THE PURCHASED ASSETS OR THE ASSUMPTION OF THE ASSUMED LIABILITIES, (C) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO THE PURCHASER (OR RELATED PERSONS), OR (D) EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 5, THE CONDITION OF THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, COMPLIANCE WITH ANY ENVIRONMENTAL LAWS OR OTHER LAWS. “Related Person” means, with respect to the parties hereto, any officer, director, employee, agent, shareholder, representative, successor or assign of such party.
Article 6
Representations and Warranties of Purchaser
     Purchaser represents and warrants to Sellers as follows:
     6.1 Organization. Purchaser is a corporation validly existing, and in good standing under the Laws of the State of Minnesota. Purchaser has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted.
     6.2 Authority; Validity. Purchaser has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the Transaction Documents to which Purchaser is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized by all requisite action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and each Transaction Document to which Purchaser is a party will be duly and validly executed and delivered by Purchaser. This Agreement constitutes, and upon execution and delivery by Purchaser, each Transaction Document to which Purchaser is a party will constitute, the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except in each case as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity.
     6.3 Consents. Purchaser is not required to give any notice to, make any filing with, or obtain any consent from any Person in connection with the execution and delivery of this Agreement and the Transaction Documents or the consummation or performance of any of the transactions contemplated hereby and thereby.
     6.4 No Conflict. The execution and delivery of this Agreement and the Transaction Documents by Purchaser and the consummation of the transactions contemplated hereby and thereby will not breach any of the terms or, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Purchaser under (a) the Organizational Documents of Purchaser, (b) any contract or agreement with respect to which Purchaser is a party or otherwise bound, (c) any Order applicable to Purchaser, or (d) any Law.
     6.5 Availability of Funds. Purchaser has sufficient cash in immediately available funds to satisfy all of its obligations hereunder so as to permit Purchaser to consummate the Contemplated Transactions contemplated by this Agreement and the Transaction Documents.
     6.6 Litigation. There are no proceedings pending or, to the knowledge of Purchaser, threatened that would affect Purchaser’s ability to perform its obligations under this Agreement or any Transaction Documents or to consummate the transactions contemplated hereby or thereby.
     6.7 Brokers or Finders. Neither Purchaser nor any Person acting on behalf of Purchaser has paid or become obligated to pay any free or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which Sellers are or will become liable.
     6.8 Assigned Contracts. Purchaser is and will be capable of satisfying the conditions contained in Section 365(f)(2)(B) of the Bankruptcy Code with respect to the Assigned Contracts and shall, consistent with Section 9.2, cooperate with Sellers to provide proof of such capability as is necessary to satisfy counterparties to such Assigned Contracts or to satisfy the Bankruptcy Court.
Article 7
Actions Prior to the Closing Date
     7.1 Operations Prior to the Closing Date. From and after the Effective Date through the Closing, except as expressly contemplated by this Agreement or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), or as otherwise required by Law:
     (a) Sellers shall, subject to Sellers’ obligations and duties as debtors in possession and except as may be necessary or required in connection with the Bankruptcy Cases:
     (i) use reasonable efforts to carry on the Business in the ordinary course (provided that nothing herein shall prohibit Sellers from closing any Restaurant that has been designated an Excluded Restaurant pursuant to this Agreement);
     (ii) use reasonable efforts to retain employees necessary to conduct the Business as it is currently being conducted; provided, however, notices required under applicable federal and state law may be given to employees;

     (iii) use reasonable efforts to comply in all material respects with all Laws with respect to the conduct of the Business; and
     (iv) use reasonable efforts to comply in all material respects with contractual obligations under the Assigned Contracts (excluding only the monetary obligations under the Franchise Agreements which, except for any Franchise Agreement for an Excluded Restaurant, shall be paid or escrowed from the sale proceeds as the Cure Amount for such Franchise Agreement being assumed and assigned at Closing in accordance with the terms hereof).
     (b) Sellers shall not:
     (i) other than sales in the ordinary course of business and other than the incurrence of Encumbrances permitted to any debtor-in-possession financing of Sellers or Order of the Bankruptcy Court authorizing Sellers’ use of cash collateral, sell, lease, transfer or otherwise dispose of, or mortgage or pledge, or voluntarily impose or suffer to be imposed, any Encumbrance on any of the Purchased Assets;
     (ii) amend any of the Assigned Contracts other than non-material amendments made in the ordinary course or amendments accepted by Purchaser in writing; or
     (iii) enter into any agreement or commit to any action prohibited by this Section 7.1.
     7.2 Reasonable Efforts.
     (a) Each of Sellers and Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, and to assist and cooperate with the other in the doing all things necessary, proper, or advisable to consummate, in the most expeditious manner practicable, the Contemplated Transactions, including, without limitation, using commercially reasonable efforts to: (i) cause the conditions precedent set forth in Article 9 to be satisfied; and (ii) obtain Bankruptcy Court approval of the Sale Procedures Order and the Sale Order.
     (b) Subject to any restrictions under applicable Laws, Sellers and Purchaser (i) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification, or request for approval and (ii) shall permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Authority in response thereto.
     7.3 Sale Procedures Order. Upon the commencement of their Bankruptcy Cases, Sellers shall promptly file a motion pursuant to Bankruptcy Code Sections 105 and 363 and other applicable Law seeking entry and approval of an order approving Purchaser as the stalking horse bidder for the purchase of the Purchased Assets from Sellers and Sellers assumption and assignment to Purchaser of the Assigned Contracts pursuant this Agreement and setting forth the procedures for the submission of competing bids and the Auction (the “Sale Procedures Order”). The Sale Procedures Order, which shall be in a form and of a substance agreeable to Sellers and Purchaser in their reasonable respective discretion, will provide, among other things (i) all competing bids at the Auction shall include additional consideration of not less than the sum of (A) $50,000 plus (B) (y) in the case of competing bids that do not contemplate acquiring the Franchise Agreements for all Restaurants that are not Excluded Restaurants, $250,000, or (z) in the case of competing bids that do contemplate acquiring the Franchise Agreements for all Restaurants that are not Excluded Restaurants, $150,000, and any successive overbids shall be made in increments of not less than $50,000 in excess of the last submitted, highest qualified bid for the Purchased Assets; (ii) deadlines for the submission of competing bids, the selection of qualified bids and procedures for the Auction; (iii) that proposals for competing bids must be in writing and submitted using this Agreement as a form exclusive of provisions dealing with the Break-Up Fee (a “Competing Agreement”); (iv) that a Competing Agreement must contain substantially all the material terms and conditions contained in this Agreement, and must be marked to show changes from this Agreement; (v) that Purchaser may participate in any competitive bidding as it so elects, but without any obligation to do so and any subsequent bids by Purchaser in any competitive bidding shall not include any credit for the amount of the Break-Up Fee; (vi) for any Person submitting a competing bid to provide an earnest money deposit in an amount equal to 10% of the competing bid; and (vii) for Sellers’ obligation to pay the Break-Up Fee to Purchaser as provided in this Agreement, the same to be paid out of the proceeds of such sale as an allowed administrative claim in the Bankruptcy Cases, pursuant to Sections 503(b) and 507(a)(2) of the Bankruptcy Code.
     7.4 Bankruptcy Court Approval. Sellers and Purchaser acknowledge that this Agreement and the consummation of the transactions contemplated hereby are subject to Bankruptcy Court approval. Sellers and Purchaser acknowledge that (i) each must comply with the Sale Procedures Order, and (ii) Purchaser must provide adequate assurance of future performance within the meaning of Section 365(f)(2)(B) of the Bankruptcy Code with respect to the Assigned Contracts. With respect to each Assigned Contract, Purchaser shall provide adequate assurance as required under the Bankruptcy Code of the future performance by Purchaser of each Assigned Contract. Purchaser agrees that it will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assigned Contracts, such as furnishing timely requested and factually accurate affidavits, non-confidential financial information, and other documents or information for filing with the Bankruptcy Court.
     7.5 Sale Order. Sellers will use their commercially reasonable efforts to consummate the transactions contemplated hereby by seeking, with one or more appropriate motion or motions and the entry of appropriate Orders of the Bankruptcy Court (all such motions and Orders being in form and substance reasonably satisfactory to Purchaser), such Orders, among other things approving this Agreement and the purchase of the Purchased Assets by Purchaser, free and clear of all Taxes and Encumbrances, and the assumption of the Assumed Liabilities pursuant to Section 363(b), (f), (l), and (m) and Section 365 of the Bankruptcy Code (the “Sale Order”). The Sale Order will be in a form and of a substance agreeable to Sellers and Purchaser in their reasonable respective discretion.
     7.6 Break-Up Fee. Sellers agree to pay Purchaser the Break-Up Fee only (a) if and when the Bankruptcy Court enters the Sale Procedures Order, (b) if Purchaser has bid at the Auction with a bid amount equal to, or in excess of, the Purchase Consideration, and (c) Purchaser is not the approved purchaser of the Purchased Assets as a result of being outbid at the Auction.
     7.7 Notice of Developments. Sellers shall give prompt written notice to Purchaser upon obtaining knowledge (i) of any development constituting a material adverse effect on the Business, (ii) that any representation or warranty made by Sellers herein was untrue or inaccurate as of the date hereof, (iii) of any matter or event first arising or occurring after the date hereof that must be disclosed or described in the schedules to this Agreement in order for the representations and warranties made by Sellers to be true and correct, (iv) of any development materially and adversely affecting the ability of any Seller to consummate the transactions contemplated by this Agreement, and (v) of any written notice or other written communication from any Governmental Authority (other than the Bankruptcy Court) in connection with the transactions contemplated by this Agreement.
     7.8 Communications with Suppliers. As soon as reasonably practicable after the date of the Auction or the date that a motion is filed for a Sale Order, Sellers will use their reasonable efforts to arrange for discussions between representatives of Purchaser and material vendors of the Business including, but not limited to, the material vendors listed on Schedule 7.8.
Article 8
Additional Covenants and Agreements
     8.1 Confidential Information. The parties, including each of the Sellers (whether or nor such Seller is a signatory thereto), hereby agrees to be bound by the terms of that certain Confidentiality Agreement between Purchaser and NC BBQ dated as of November 20, 2009, which shall remain in full force in effect and is incorporated herein by reference. Notwithstanding the preceding sentence, following the Effective Date of this Agreement, Purchaser and Sellers shall be permitted to issue any press release or report required by applicable law or, with respect to Purchaser, required or permitted by the rules of the stock exchange on which Purchaser’s securities are listed for trading, and to provide any notice required under applicable bankruptcy laws.
     8.2 Financial Statements. Within 15 days following the Effective Date, Sellers shall deliver to Purchaser copies of all unaudited profit and loss statements, and all financial records and data requested by Purchaser which are in Sellers’ possession that support such profit and loss statements, for each of the monthly fiscal accounting periods from January 1, 2008 through November 30, 2009. Within 30 days following the end of each calendar month prior to the Closing, Sellers shall deliver to Purchaser copies of all unaudited profit and loss statements for such month, and all financial records and data requested by Purchaser which are in Sellers’ possession that support such profit and loss statements. Collectively, the unaudited profit and loss statements and supporting financial records required to be delivered pursuant to this Section are referred to herein as the “Financial Statements”. Purchaser acknowledges that Sellers make no representations or warranties with regard to the accuracy or completeness of the Financial Statements.
     8.3 Real Estate Lease Amendments. From and after the Effective Date, Sellers shall cooperate with Purchaser and use their respective commercially reasonable efforts to negotiate and amend, on terms acceptable to Purchaser in its sole discretion, each of the Real Estate Leases for the Restaurants located at (i) 1707 S. Willow Street, Manchester, New Hampshire, (ii) 53 Lafayette Avenue, Metuchen, New Jersey, and (iii) 315 Route 206, Hillsborough, New Jersey (each such amendment, in a form reasonably acceptable to Purchaser in its sole discretion, is referred to herein as a “Lease Amendment”).
     8.4 Labor and Employment Matters. Except as otherwise specifically provided in this Agreement, Purchaser is not assuming, and shall not assume, any obligations that have or will accrue to Sellers arising out of Sellers’ employment or retention of any person at any time (regardless of whether the person was classified as an employee or independent contractor), including without limitation any wage or salary payment obligations, any obligations arising under any past or present pension plan, profit-sharing plan, deferred-compensation plan, severance plan, employee welfare plan, sick leave plan or policy, vacation plan or policy (or any existing obligation to pay or provide any vacation benefits, wage or other employee-benefit plan or policy, and/or any obligations arising our of any other formal or informal procedure, policy or practice of Sellers (“Seller Employment Obligations”) regardless of whether the Seller Employment Obligations are disclosed by Sellers or otherwise mentioned in this Agreement. Sellers covenant that they will pay or otherwise satisfy, at or prior to the Closing, all accrued and unpaid (or unsatisfied) Seller Employment Obligations. Sellers will further comply with all state, federal or local employee notification Laws or rules, including without limitation the federal Worker Adjustment and Retraining Notification Act (WARN). Sellers will terminate the employment of all of Sellers’ employees relating to the Business, effective as of 11:59 E.D.T. on the date immediately preceding the Closing Date. Purchaser may, in its sole and absolute discretion, offer employment to any of Sellers’ employees or independent contractors immediately at or prior to the Closing, pursuant to terms determined solely by Purchaser. Upon reasonable prior notice, Sellers will permit Purchaser to have contact with Sellers’ employees and/or independent contractors. To the extent permitted by Law, Sellers also agree to provide Purchaser with information in Sellers’ files and records (as Purchaser may reasonably request) regarding Sellers’ employees and/or independent contractors. To the extent Purchaser retains and employs any of Sellers’ managerial employees, Purchaser shall honor the accrued vacation benefits for such employees accruing from January 1, 2010 through the Closing Date.
     8.5 Taxes.
     (a) Any sales Tax, use Tax, or similar Tax attributable to the sale or transfer of the Purchased Assets and not exempted under applicable Law (“Transfer Taxes”) shall be borne by Sellers. Sellers and Purchasers shall use commercially reasonable efforts and cooperate to exempt the sale and transfer of the Purchased Assets from any Transfer Taxes.
     (b) Subject to Section 9.4(a) hereof, Purchaser shall be liable for the payment of any and all personal property Taxes with respect to the Purchased Assets for any Tax period during which the Closing Date falls and shall be entitled to a credit against the Cash Consideration for the portion of such Taxes accruing prior to the Closing Date, which shall be pro rated using the amount of the property Tax assessment for such Purchased Asset for such Tax period, if available, or if otherwise based on the property Taxes paid with respect to such Purchased Asset during the preceding Tax year. With respect to any Taxes that are delinquent as of the Closing Date, the amount of which is known and not subject to dispute, Purchaser shall pay the delinquent amount of such Taxes directly to the applicable Governmental Authority at the Closing.
     (c) Purchaser and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets as is reasonably necessary for the filing of all tax returns, the making of any election relating to Taxes, the preparation for any audit by an taxing authority, the prosecution or defense of any claims, suit or proceeding relating to any Tax.
     8.6 Casualty. If, prior to the Closing, all or any material portion of the Purchased Assets is destroyed by fire or other casualty, Purchaser may elect to:
     (a) terminate this Agreement, whereupon no party shall have any further obligation to any other hereunder; or
     (b) purchase the Purchased Assets notwithstanding any such destruction and reduce the consideration payable by Purchaser hereunder in an amount equal to all costs necessary to restore the Purchased Assets to their original condition prior to the casualty.
     Sellers shall be entitled to retain all insurance proceeds, awards, and other amounts paid or payable to Sellers by any insurance company, Governmental Authority, or other Person by reason of the destruction of the Purchased Assets.
     8.7 Sellers’ Payroll Obligations. As of the Closing Date, Sellers shall have paid all payroll obligations owing to all employees of the Restaurants (except for the Excluded Restaurants) up to and including the Closing Date. To the extent any such payroll obligations remain unpaid as of the Closing Date, Sellers agree to pay such obligations from the proceeds of the sale as an allowed administrative claim in the Bankruptcy Cases, pursuant to Sections 503(b) and 507(a)(2) of the Bankruptcy Code.
     8.8 Gift Cards. Purchaser agrees that it will not assert any claim against any of the Sellers in their Bankruptcy Cases in connection with or arising out of gift cards issued by Sellers and redeemed by any Person after the Closing Date.
Article 9
Conditions to Closing
     Purchaser’s obligations to consummate the Contemplated Transactions are subject to the satisfaction of each of the following conditions prior to or at the Closing, unless specifically waived in writing by Purchaser in advance:
     9.1 Representations and Covenants. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (except that any representation or warranty made as of a specified date other than the date hereof need only be true as of such date), and Sellers shall have delivered to Purchaser a certificate of an officer of each Seller, as contemplated by Section 4.2(c), to such effect. Sellers shall have duly performed and complied with all covenants and agreements and satisfied all conditions required by this Agreement to be performed, complied with or satisfied by Sellers prior to or at the Closing.
     9.2 Approval of the Bankruptcy Court. Sellers shall have obtained entry of the Sale Order which shall constitute a Final Order.
     9.3 Third Party Consents and Approvals. Sellers shall have obtained all third-party consents necessary to consummate the Contemplated Transactions. Purchaser shall have obtained, either from Sellers or directly from the issuing authority, liquor licenses for each of the Restaurants (other than any Excluded Restaurants) necessary for the operation of the Business as intended by Purchaser.
     9.4 Operation of Business. Sellers shall have, through the Closing Date, operated the Business in the ordinary course of business in conformity with its past practices and in compliance with the terms and conditions of the Franchise Agreements; and
     9.5 Lease Amendments. With respect to the Excluded Restaurants, Sellers shall have delivered to Purchaser a Lease Amendment; and
     9.6 Financial Statements. Sellers shall have delivered the Financial Statements to Purchaser.
     Notwithstanding the foregoing, in the event that the condition set forth in Section 9.5 is not satisfied with respect to any Restaurant, Purchaser shall be entitled to exclude the assets of Sellers (including without limitation assets of the nature identified in Section 2.1) that are used exclusively in the operation of such Restaurant from the Purchased Assets (the Restaurant in which such excluded assets are used is referred to herein as an “Excluded Restaurant”) and the amount of the Purchase Consideration shall be adjusted as set forth in Section 3.3.
Article 10
General Provisions

     10.1 Assignment. Purchaser may assign any or all of its rights under this Agreement to any affiliate of Purchaser upon written notice to Sellers of such assignment. Other than an assignment by Purchaser to an affiliate, neither Purchaser nor any Seller may assign any of their respective rights under this Agreement without the prior written consent of the other party. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns, and no person, firm or corporation other than the parties, their successors and assigns, shall acquire or have any rights under or by virtue of this Agreement.
     10.2 Further Assurances. Notwithstanding any provision herein to the contrary, without further consideration, Sellers, as authorized by the Bankruptcy Court, shall execute and deliver to Purchaser such further instruments of sale, transfer, conveyance, assignment and confirmation, as shall be helpful, necessary, and/or appropriate to effectuate the terms of this Agreement, including the transfer of the Purchased Assets, regardless of whether or not such documents are prepared as of the Closing Date.
     10.3 Non-Survival. No representation or warranty contained herein or in the Transaction Documents shall survive the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.
     10.4 Entire Agreement. This Agreement, the exhibits and schedules attached hereto and the agreements and instruments referred to hereby, constitute the entire agreement and understanding among Sellers and Purchaser with respect to the sale and purchase of the Purchased Assets and the other Contemplated Transactions. The parties hereby agree that all prior representations, understandings and agreements between the parties with respect to the sale and purchase of the Purchased Assets, and the other Contemplated Transactions, are superseded by the terms of this Agreement.
     10.5 Choice of Law; Venue. This Agreement shall be construed and interpreted in accordance with the Laws of the State of New York, without regard to its conflicts-of-law provisions, as though all acts and omissions related to this Agreement occurred in the State of New York. All disputes related to or arising under this Agreement including, but not limited to, any disputes relating to claims arising under section 365 of the Bankruptcy Code, shall be subject to the exclusive jurisdiction of the Bankruptcy Court. Each party hereby (i) waives any objection which it might have now or hereafter to the foregoing venue of any such litigation, action or proceeding, (ii) irrevocably submits to the exclusive jurisdiction of any such court set forth above in any such litigation, action or proceeding, and (iii) waives any claim or defense of inconvenient forum. Each party hereby consents to service of process by registered mail, return receipt requested, at such party’s address set forth in this Agreement (as modified by written notice of a party from time to time) and hereby expressly waives the benefit of any contrary provision of Law.
     10.6 Injunctive Relief. The parties hereto acknowledge and agree that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed substantially in accordance with their specific terms. Accordingly, each of the parties agrees that the other parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the substantial performance of this Agreement.
     10.7 No Consequential Damages. Except as prohibited by Law, Purchaser waives any right it may have to claim or recover any special, exemplary, punitive or consequential (including business interruption) damages, or any damages other than, or in addition to, actual damages.
     10.8 Waiver. At any time prior to Closing, Purchaser and Sellers may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the obligations of the other party or any conditions to its own obligations contained herein to the extent permitted by Law. Any agreement on the part of Purchaser, on the one hand, and Sellers, on the other hand, to any such extension or any waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against which it is to be enforced. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other similar or dissimilar provision hereof, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
     10.9 Severability. The provisions of this Agreement shall, where possible, be interpreted so as to sustain their legality and enforceability, and for that purpose the provisions of this Agreement shall be read as if they cover only the specific situation to which they are being applied. The invalidity or unenforceability of any provision of this Agreement in a specific situation shall not affect the validity or enforceability of that provision in other situations or of other provisions of this Agreement.
     10.10 Expenses. Except as otherwise expressly provided in this Agreement, each Seller and Purchaser shall each pay their own respective costs and expenses in connection with this Agreement and the Contemplated Transactions, including without limitation any finder’s fees, brokerage, legal, tax, and advisory fees and expenses, or other commission arising by reason of any services rendered or alleged to have been rendered to such party in connection with this Agreement or the Contemplated Transactions.
     10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, and signatures for this Agreement may be delivered by facsimile or other means of electronic transmission, and any such signature shall be considered valid and binding to the same extent as delivered original signatures.
     10.12 Notices. All notices given pursuant to this Agreement shall be delivered in writing by overnight courier or sent by United States registered mail, postage prepaid, addressed as set forth below:

If to Purchaser:	Famous Dave’s of America, Inc.
Attn: Chief Financial Officer
12701 Whitewater Drive, Suite 200
Minnetonka, MN 55343

with a copy to:	Maslon Edelman Borman & Brand, LLP
c/o William M. Mower, Esq.
90 South Seventh Street, Suite 3300
Minneapolis, MN 55402

If to Sellers:	North Country BBQ Ventures, LLC
c/o David Reilly
571 Central Avenue
New Providence, NJ 07974

with a Copy to:	Crowell & Moring LLP
c/o Mark S. Lichtenstein, Esq.
590 Madison Avenue, 20th Floor
New York, NY 10022
All notices shall be deemed to have been duly given (a) if and when delivered in person, (b) four (4) days after being mailed by United States registered mail, postage prepaid, or (c) one (1) Business Day after deposit with an overnight courier and sent prepaid for next Business Day delivery, in each case to each other party hereto at the addresses set forth above (or to such other addresses as any such party may designate in writing in accordance with this Section 10.12).
     10.13 Schedules. Sellers and Purchaser acknowledge and agree that the schedules attached hereto (the “Schedules”) shall not be complete as of the date hereof. Sellers and Purchaser hereby agree to provide complete and final Schedules to each other, in a form reasonably acceptable to each, at least four (4) days prior to receipt by Purchaser and Sellers of an Order of the Bankruptcy Court satisfying the terms of Section 7.5 hereof. The parties further agree that, subject to Section 4.4 hereof, (a) Purchaser may, at its option, terminate this Agreement in the event Sellers fail to timely provide acceptable Schedules to Purchaser in accordance with the terms of this Section 10.13, and (b) Sellers may, at their option, terminate this Agreement in the event Purchaser fails to timely provide acceptable Schedules to Seller in accordance with the terms of this Section 10.13.
Signature Page Follows

     In Witness Whereof, the parties have caused this Asset Purchase Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

SELLERS: North Country BBQ Ventures, Inc., a Delaware corporation
By:	/s/ David A. Reilly
David A. Reilly
Its Chief Financial Officer

North Country BBQ Ventures (Smithtown), LLC a Delaware limited liability company By North Country BBQ Ventures, Inc., its Managing Member
By:	/s/ David A. Reilly
David A. Reilly
Its Chief Financial Officer

North Country BBQ Ventures (Westbury), LLC a Delaware limited liability company By North Country BBQ Ventures, Inc., its Managing Member
By:	/s/ David A. Reilly
David A. Reilly
Its Chief Financial Officer

North Country BBQ Ventures (Mountainside), LLC a Delaware limited liability company By North Country BBQ Ventures, Inc., its Managing Member
By:	/s/ David A. Reilly
David A. Reilly
Its Chief Financial Officer

[Signature Page — Asset Purchase Agreement dated December 17, 2009]

North Country BBQ Ventures (Brick), LLC a Delaware limited liability company By North Country BBQ Ventures, Inc., its Managing Member
By:	/s/ David A. Reilly
David A. Reilly
Its Chief Financial Officer

North Country B.B.Q. Ventures (Hamilton), LLC a Delaware limited liability company By North Country BBQ Ventures, Inc., its Managing Member
By:	/s/ David A. Reilly
David A. Reilly
Its Chief Financial Officer

North Country BBQ Ventures (New Brunswick), LLC a Delaware limited liability company By North Country BBQ Ventures, Inc., its Managing Member
By:	/s/ David A. Reilly
David A. Reilly
Its Chief Financial Officer

North Country BBQ Ventures (Manchester), LLC a Delaware limited liability company By North Country BBQ Ventures, Inc., its Managing Member
By:	/s/ David A. Reilly
David A. Reilly
Its Chief Financial Officer

[Signature Page — Asset Purchase Agreement dated December 17, 2009]

North Country BBQ Ventures (Woodbridge), LLC a Delaware limited liability company By North Country BBQ Ventures, Inc., its Managing Member
By:	/s/ David A. Reilly
David A. Reilly
Its Chief Financial Officer

North Country BBQ Ventures (Hillsborough), LLC a Delaware limited liability company By North Country BBQ Ventures, Inc., its Managing Member
By:	/s/ David A. Reilly
David A. Reilly
Its Chief Financial Officer

PURCHASER: FAMOUS DAVE’S OF AMERICA, INC. a Minnesota corporation
By:	/s/ Diana G. Purcel
Diana G. Purcel
Its Chief Financial Officer

[Signature Page — Asset Purchase Agreement dated December 17, 2009]